Exhibit 10.iii.a
THE MOSAIC COMPANY
SUMMARY OF BOARD OF DIRECTOR COMPENSATION
Non-Employee Directors
Effective May 20, 2021, the director compensation policy adopted by the Board of Directors (the “Board”) of The Mosaic Company (“Mosaic”) provides for cash compensation to non-employee directors as follows:
•an annual cash retainer of $180,000 to our Chairman of the Board and $90,000 to each other director;
•an annual cash retainer of $24,000 to the Chair of our Audit Committee;
•an annual cash retainer of $20,000 to the Chair of our Compensation Committee; and
•an annual cash retainer of $15,000 to each director who serves as Chair of our Corporate Governance and Nominating Committee or Environmental, Health, Safety and Sustainable Development Committee.
In addition, policy adopted by the Board provides for an annual grant of restricted stock units to be settled in Mosaic common stock, valued at $260,000 for the Chairman of the Board and $155,000 for each other non-employee director. Mosaic reimburses directors for travel and business expenses incurred in connection with meeting attendance. Mosaic does not pay meeting fees or provide any perquisites to our non-employee directors except for reimbursement of travel expenses when spouses attend Board functions.
Employee Directors
Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees.